UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                    FORM 8-K

                                  July 17, 2001


                         Commission File Number 0-17383

                        ML-LEE ACQUISITION FUND II, L.P.
      (Exact name of registrant as specified in its Governing Instruments)

           Delaware                                       04-3028398
(State or other jurisdiction                   (IRS Employer Identification No.)
of incorporation or organization)

                       4 World Financial Center-26th Floor
                             New York, New York 10080
                (Address of principal executive offices and zip code)

Registrant's telephone number, including area code:  (800) 288-3694

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                              Item 5. Other Events

     Pursuant to the terms of Registrant's Amended and Restated Agreement of Limited Partnership, as amended (the "Partnership Agreement"), and the Investment Advisory Agreement (the "Investment Advisory Agreement") among Registrant, Thomas H. Lee Company and Thomas H. Lee Advisors II, L.P. (the "Investment Adviser"), Registrant pays the Investment Adviser, quarterly in advance, an annual Investment Advisory Fee. The Investment Advisory Agreement (including the fees charged) is reviewed on an annual basis by the Independent General Partners of Registrant in accordance with their responsibilities under the Partnership Agreement and the Investment Company Act of 1940, as amended, and the Investment Advisory Agreement is renewed subject to their annual review and approval.

     At the quarterly meeting of the General Partners held on June 27, 2001, the Independent General Partners of Registrant approved the renewal of the Investment Advisory Agreement with the Investment Adviser. At such meeting, and at a subsequent meeting held on July 17, 2001, the Independent General Partners considered the current level of the Investment Advisory Fee, as well as the nature and level of activity currently required to be performed by the Investment Adviser. Based on their analysis of these factors, the Independent General Partners, on behalf of Registrant, accepted a proposal made by the Investment Adviser to reduce the annual Investment Advisory Fee payable to the Investment Adviser by 50%. A similar reduction was approved for ML-Lee
Acquisition Fund (Retirement Accounts) II, L.P. (the "Retirement Fund"). Accordingly, the combined annual Investment Advisory Fee payable by Registrant and the Retirement Fund will be $600,000. Such reductions will be made effective retroactive to July 1, 2001.




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     Pursuant to the  requirements of the Securities  Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant in the capacities indicated on the 18th day of July 2001.


                             ML-LEE ACQUISITION FUND II, L.P.

                             By:   Mezzanine Investments II, L.P.
                                   Managing General Partner

                             By:   ML Mezzanine II Inc.,
                                   its General Partner



Dated:  July 18, 2001          /s/ Kevin T. Seltzer
                               ----------------------------------
                                   Kevin T. Seltzer
                                   ML Mezzanine II, Inc.
                                   Vice President and Treasurer
                                  (Principal Financial Officer of Registrant)